Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Netsmart Technologies, Inc. on Forms S-8 (File Nos. 333-111389, 333-101474, 333-96015 and 333-71549) and S-3 (File Nos. 333-129265 and 333-104565) of our report dated February 10, 2006 on our audits of the consolidated financial statements of Netsmart Technologies, Inc. and Subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, which report is included in this Annual Report on Form 10-K of Netsmart Technologies, Inc. for the year ended December 31, 2005.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, NY
March 30, 2006